Exhibit 4.7

EXECUTION VERSION

29 May 2014

NOVARTIS AG

and

GLAXOSMITHKLINE PLC

DEED OF AMENDMENT AND RESTATEMENT

relating to the

IMPLEMENTATION AGREEMENT

dated 22 April 2014

Freshfields Bruckhaus Deringer LLP

65 Fleet Street

London EC4Y 1HS

This Deed (the “Deed”) is made on 29 May 2014 between:

(1)	NOVARTIS AG, a corporation (Aktiengesellschaft) incorporated in Switzerland whose registered office is at Lichtstrasse 35, 4056 Basel, Switzerland (the “Seller”); and

(2)	GLAXOSMITHKLINE PLC, a public limited company incorporated in England and Wales whose registered office is at 980 Great West Road Brentford, TW8 9GS (the “Purchaser”),

each a “party” and together the “parties”.

Whereas:

(A)	The Seller and the Purchaser entered into the Original Agreement (as defined below) on 22 April 2014 (the “Signing Date”).

(B)	The Seller and the Purchaser now wish to amend and restate the Original Agreement, in the form of the Amended Agreement (as defined below).

It is agreed as follows:

1	Definitions and Interpretation

In this Deed, unless the context otherwise requires, the provisions in this Clause 1 apply.

1.1	Incorporation of defined terms

Unless otherwise stated, terms defined in the Original Agreement shall have the same meaning in this Deed.

1.2	Definitions

“Amended Agreement” means the Original Agreement, as amended and restated in the form set out in the Schedule to this Deed; and

“Original Agreement” means the Implementation Agreement in relation to Project Constellation, dated 22 April 2014.

1.3	Interpretation clauses

1.3.1	The principles of interpretation set out in Clause 1 of the Original Agreement shall have effect as if set out in this Deed, save that references to “this Agreement” shall be construed as references to “this Deed”.

1.3.2	References to this Deed include the Schedule.

2 Amendment

2.1	In accordance with Clauses 20.3 and 13.1 of the Original Agreement, the parties agree that the Original Agreement shall be amended and restated as set out in the Schedule to this Deed.

2.2	The amendment and restatement of the Original Agreement pursuant to clause 2.1 shall take effect from the Signing Date, as if the Amended Agreement had been entered into on the Signing Date. Therefore, upon this Deed being entered into the Amendment Agreement shall supersede the Original Agreement in its entirety.

3 Miscellaneous

3.1	Each party represents and warrants that it has full power and authority to enter into this Deed and to perform its obligations under it.

3.2	The provisions of Clauses 10, 11.1, 11.2, 12, 13, 15.2, 15.3, 16 and 18 to 24 of the Amended Agreement shall apply to this Deed as if set out in full in this Deed and as if references in that clause to “this Agreement” are references to this Deed and references to “party” or “parties” are references to parties to this Deed.

In witness whereof this Deed has been delivered on the date first stated above.

Executed as a DEED by Roy Papatheodorou and	}	/s/ Roy Papatheodorou
Jonathan Emery on behalf of NOVARTIS AG		/s/ Jonathan Emery

Executed as a DEED by	)
GLAXOSMITHKLINE PLC	)	/s/ David Redfern
acting by its duly appointed attorney	)	(Signature of attorney)
)
in the presence of:	)

Witness’s signature:		/s/ Claire Jackson

Name (print):		Claire Jackson

Occupation:		Solicitor

Address:		One Bunhill Row, London

5

Dated 22 April 2014

as amended and restated on 29 May 2014

GLAXOSMITHKLINE PLC

and

NOVARTIS AG

IMPLEMENTATION AGREEMENT

in relation to Project Constellation

Slaughter and May

One Bunhill Row

London EC1Y 8YY

(SRN/RJZS/SVKW)

521285161

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	4

2.	GSK SHAREHOLDER APPROVAL	11

3.	NOVARTIS BOARD RECOMMENDATION	17

4.	EXCLUSIVITY	18

5.	BREAK FEES	22

6.	TERMINATION	31

7.	INITIAL BUSINESS PLAN	32

8.	STEERING COMMITTEE	32

9.	ANNOUNCEMENTS	33

10.	CONFIDENTIALITY	33

11.	REMEDIES AND WAIVERS	36

12.	ASSIGNMENT	36

13.	VARIATION	37

14.	FURTHER ASSURANCE	37

15.	WARRANTIES AND ENTIRE AGREEMENT	38

16.	NOTICES	39

17.	COSTS AND EXPENSES	40

18.	INVALIDITY	40

19.	COUNTERPARTS	40

20.	THIRD PARTY RIGHTS	40

21.	GOVERNING LAW	41

22.	JURISDICTION	41

23.	LANGUAGE	41

24.	AGENT FOR SERVICE	41

SCHEDULE 1 INDICATIVE TIMETABLE: GSK CLASS 1 CIRCULAR	43

SCHEDULE 2 GSK SHAREHOLDER APPROVAL CONDITION: NOVARTIS INFORMATION AND ASSISTANCE	44

SCHEDULE 3 FORM OF NOVARTIS BOARD CERTIFICATE	48

SCHEDULE 4 CLEAN TEAM	49

This AGREEMENT is entered into on 22 April 2014 and amended and restated on 29 May 2014

BETWEEN:

(1)	GLAXOSMITHKLINE PLC, a company registered in England under number 03888792 and whose registered office is at 980 Great West Road, Brentford, Middlesex TW8 9GS (“GSK”); and

(2)	NOVARTIS AG, a share corporation (Aktiengesellschaft) registered in the Commercial Register of the Canton of Basel-Stadt, Switzerland under number CHE-103.867.266 and whose registered office is at Basel Switzerland and whose address is Lichtstrasse 35, 4056 Basel (“Novartis”), each, a “party” and together, the “parties”.

WHEREAS:

1.	On the same date as this Agreement, the parties entered into the Target Asset Agreements and the Put Option Agreement (as defined below).

2.	The parties wish to enter into this Agreement to set out their agreement in relation to various matters that apply to the Transaction and the Put Option Agreement (each as defined below) as a whole, including the GSK Shareholder Approval Condition (as defined below) and the process in relation to the satisfaction of the same, and certain deal protection measures, including exclusivity and break fees.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement:

“Affiliates”	means, with respect to any person, any other person that Controls, is Controlled by or is under common Control with such person, and “Affiliates” shall be interpreted accordingly;

“Agreed Form”	in relation to any document means that document in a form agreed by the parties and initialled or otherwise confirmed for the purposes of identification by or on behalf of the parties (including by its counsel);

“Alternative Transaction”	has the meaning given in clause 4.1(A);

“Business Day”	means a day which is not a Saturday, a Sunday or public holiday in the canton of Basel Stadt (Switzerland), in New York (US) or in London (United Kingdom);

“CHJV”	has the meaning given to it in the definition of Target Asset Agreements;

“CH Target Asset Agreement”	has the meaning given to it in the definition of Target Asset Agreements;

“Clean Team Members”	has the meaning given in Schedule 4;

“Clean Team Meeting”	has the meaning given in clause 4.7;

“Clean Team Only Information”	has the meaning given to it in Schedule 4, Part B, paragraph 3;

“Clean Team Notice”	has the meaning given in clause 4.6;

“Completion”	means closing of the Transaction pursuant to the terms of the Target Asset Agreements;

“Consumer Antitrust Judgment”	means an order, writ, judgment, injunction, decree, stipulation, determination, decision or award issued by or on the application of a Consumer Competent Authority pursuant to its antitrust or competition functions;

“Consumer Antitrust Reason”	means a horizontal, vertical or other competition concern held by one or more Consumer Competent Authorities arising solely from a relationship between the assets agreed to be transferred under the CH Target Asset Agreement;

“Consumer Competent Authorities”	means the authorities responsible for granting approvals under the Consumer Competition Condition;

“Consumer Competition Condition”	means the condition relating to anti-trust and competition matters as set out in clause 4.1.1 to 4.1.3 and 4.1.5 of the CH Target Asset Agreement;

“Control”	means, in relation to a person, the ability of another person to ensure that the activities and business of the first mentioned person are conducted in accordance with the wishes of that other person (whether by exercise of contractual rights, ownership of shares or otherwise), and a person shall be deemed to have Control of a body corporate if that person has the contractual right to procure that the activities and business of that body corporate are conducted in accordance with that person’s wishes or if that person possesses the majority of the issued share capital or the voting rights in that body corporate or the right to receive the majority of the income of that body corporate on any distribution by it of all of its income or the majority of its assets on a winding up (and “Controller”, “Controlled” and “Controlling” shall be construed accordingly);

“Exclusivity Period”	has the meaning given in clause 4.1;

“FCA”	means the Financial Conduct Authority;

“Firm”	has the meaning given to it in clause 4.10;

“FSMA”	means the Financial Services and Markets Act 2000;

“Group”	means any party’s Affiliates, as the context may require;

“GSK Articles of Association”	means the articles of association of GSK in force and effect from time to time;

“GSK Break Fee”	means an amount equal to USD$900,000,000;

“GSK Class 1 Circular”	means the Class 1 circular to be prepared by GSK and approved by the UKLA in connection with the Transaction and the Put Option Agreement under and in accordance with the Listing Rules, including a notice convening the GSK Shareholder Meeting;

“GSK Directors”	means the directors of GSK from time to time;

“GSK Exclusive Assets”	has the meaning given in clause 4.1;

“GSK’s Group”	means GSK and its Affiliates from time to time;

“GSK Recommendation”	has the meaning given in clause 2.11(A);

“GSK Shareholder Approval Condition”	means the condition set out in clause 2.1;

“GSK Shareholder Meeting”	has the meaning given in clause 2.1;

“GSK Shareholder Resolution”	has the meaning given in clause 2.1;

“GSK Shareholders”	means the holders of ordinary shares in the capital of GSK from time to time;

“GSK Sponsor”	means the person acting as sponsor for GSK in relation to the GSK Class 1 Circular;

“GSK Transaction Announcement”	means the announcement to be made by GSK substantially in the Agreed Form;

“Key Objectives”	has the meaning given in clause 2.4;

“Listing Rules”	means the listing rules made by the FCA under section 73A of FSMA;

“Longstop Date”	has the meaning given to the term Long Stop Date in the Target Asset Agreements (and includes any agreed extension thereof);

“Notified Party”	has the meaning given in clause 4.6;

“Notifying Party”	has the meaning given in clause 4.6;

“Oncology Antitrust Judgment”	means an order, writ, judgment, injunction, decree, stipulation, determination, decision, or award issued by or on the application of an Oncology Competent Authority pursuant to its antitrust or competition functions;

“Oncology Antitrust Reason”	means a horizontal, vertical or other competition concern held by one or more Oncology Competent Authorities arising solely from a relationship between Novartis’s assets (and those of its Group) and the assets agreed to be sold under the Oncology Target Asset Agreement;

“Oncology Competent Authorities”	means the authorities responsible for granting approvals under the Oncology Competition Condition;

“Oncology Competition Condition”	means the condition relating to anti-trust and competition matters as set out in clause 4.1.1 to 4.1.3 and 4.1.7 of the Oncology Target Asset Agreement;

“Oncology Target Asset Agreement”	has the meaning given to it in the definition of Target Asset Agreements;

“Option Completion”	has the meaning given to “Option Closing” in the Put Option Agreement;

“Novartis Approval”	has the meaning given in clause 3.2;

“Novartis Board”	means the board of directors (Verwaltungsrat) of Novartis from time to time;

“Novartis Board Certificate”	has the meaning in clause 3.6;

“Novartis Break Fee”	means USD$900,000,000;

“Novartis Businesses”	has the meaning given in Schedule 2, paragraph (B)(i);

“Novartis Exclusive Assets”	has the meaning given in clause 4.1;

“Novartis’s Group”	means Novartis and its Affiliates from time to time;

“Novartis Shareholders”	mean the holders of ordinary shares in Novartis from time to time;

“Novartis Transaction Announcement”	means the announcement to be made by Novartis substantially in the Agreed Form;

“Payee”	has the meaning given in clause 5.20;

“Payer”	has the meaning given in clause 5.20;

“Permitted Purpose”	has the meaning given in Schedule 4;

“Possible Alternative Transaction”	has the meaning given in clause 4.6;

“Proceedings”	means any proceeding, suit or action arising out of or in connection with this Agreement, whether contractual or non-contractual;

“Project Sponsor”	has the meaning given to it in clause 8;

“Put Option Agreement”	means the Put Option Deed of even date herewith between GSK and Novartis relating to all or part of the Flu vaccines business;

“Relevant Payment”	has the meaning given in clause 5.22;

“Relevant Provisions”	means clause 4.2 of the Vaccines Target Asset Agreement, clause 4.2 of the Oncology Target Asset Agreement and clause 4.2 of the CH Target Asset Agreement;

“Representatives”	means, in relation to any party, any of its and/or any other member of its Group’s directors, officers, employees, agents, representatives, bankers, auditors, accountants, financial advisers, legal advisers and any other professional advisers;

“Service Document”	means a claim form, application notice, order, judgment or other document relating to any Proceedings;

“Shareholders’ Agreement”	means the Agreed Form shareholders’ agreement in respect of CHJV to be entered into by, among others, the parties, on the date of completion of the Target Asset Agreements;

“Steering Committee”	has the meaning given to it in clause 8;

“Steering Committee Representative”	has the meaning given to it in clause 8;

“Target Asset Agreements”	means:

	(A)	the Share and Business Sale Agreement dated 22 April 2014, and as amended and/or restated relating to the Vaccines Group (as defined therein) between GSK and Novartis (the “Vaccines Target Asset Agreement”);

	(B)	the Asset Sale and Purchase Agreement relating to the sale or licence of certain assets and other rights relating to certain oncology products dated 22 April 2014, and as amended and/or restated between GSK and Novartis (the “Oncology Target Asset Agreement”); and

	(C)	the Contribution Agreement dated 22 April 2014, and as amended and/or restated among GSK, Novartis and Leo Constellation Limited (“CHJV”) under which (i) GSK will contribute its consumer healthcare business to CHJV and (ii) Novartis will contribute its over-the-counter consumer healthcare business to CHJV (the “CH Target Asset Agreement”);

“Tax”	has the meaning given thereto in the Vaccines Target Asset Agreement;

“Tax Authority”	has the meaning given thereto in the Vaccines Target Asset Agreement;

“Third Party Beneficiary”	has the meaning given in clause 20.1;

“Third Party Rights Provisions”	has the meaning given in clause 20.1;

“Transaction”	means the inter-conditional transactions comprised by the Target Asset Agreements;

“UKLA”	means the FCA acting in its capacity as the competent authority under FSMA;

“Vaccines Antitrust Judgment”	means an order, writ, judgment, injunction, decree, stipulation, determination, decision, or award issued by or on the application of a Vaccines Competent Authority pursuant to its antitrust or competition functions;

“Vaccines Antitrust Reason”	means a horizontal, vertical or other competition concern held by one or more Vaccines Competent Authorities arising solely from a relationship between GSK’s assets (and those of its Group) and the assets agreed to be sold under the Vaccines Target Asset Agreement;

“Vaccines Competent Authorities”	means the authorities responsible for granting approvals under the Vaccines Competition Condition;

“Vaccines Competition Condition”	means the condition relating to anti-trust and competition matters as set out in clause 4.1.1 to 4.1.3 and 4.1.5 of the Vaccines Target Asset Agreement; and

“Vaccines Target Asset Agreement”	has the meaning given to it in the definition of Target Asset Agreements;

“VAT”	has the meaning given thereto in the Vaccines Target Asset Agreement;

“Vaccines Group”	has the meaning given thereto in the Vaccines Target Asset Agreement;

“Wider Transaction Documents”	means each of the Target Asset Agreements and any other ancillary documents relating thereto (but not, for the purposes of clause 8, the Shareholders’ Agreement); and

“Working Hours”	means 9.30 a.m. to 5.30 p.m. on a Business Day;

“Work Stream Lead”	has the meaning given to it in clause 8.

1.2	In construing this Agreement, unless otherwise specified:

(A)	references to clauses and schedules are to clauses of, and schedules to, this Agreement;

(B)	use of any gender includes the other genders and (unless the context otherwise requires) the singular shall include the plural and vice versa;

(C)	references to a “person” shall be construed so as to include any individual, firm, company or other body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(D)	“body corporate” shall have the meaning given in section 1173 of the Companies Act 2006;

(E)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(F)	any reference to a “day” (including within the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(G)	references to times are to London times;

(H)	references to “include” and “including” shall be deemed to be followed by the words “without limitation”;

(I)	a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented (other than in breach of the provisions of this Agreement or that other document) at any time;

(J)	headings and titles are for convenience only and do not affect the interpretation of this Agreement;

(K)	a reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be treated as a reference to any analogous term in that jurisdiction;

(L)	the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(M)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.3	The schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the schedules.

2.	GSK SHAREHOLDER APPROVAL

2.1	The sale and purchase under each of the Target Asset Agreements and any sale and purchase under the Put Option Agreement shall be conditional upon the passing, at a duly convened and held general meeting of the GSK Shareholders, of an ordinary resolution validly approving the same in accordance with the GSK Articles of Association, the Listing Rules and all other applicable law and regulation (such condition being the “GSK Shareholder Approval Condition”, such resolution being the “GSK Shareholder Resolution” and such meeting being the “GSK Shareholder Meeting”). Subject to any requirement of the FCA to the contrary, GSK shall procure that the GSK Shareholder Resolution as proposed to GSK Shareholders includes approval of the Novartis put option set out in clause 19 of the Shareholders’ Agreement and such other Novartis exit and share transfer rights under that agreement as fall, under Chapter 10 of the Listing Rules, to be classified at the date of this Agreement and the CH Target Asset Agreement.

2.2	Subject to clause 2.12, GSK shall use reasonable endeavours to:

(A)	publish (or procure the publishing of) the GSK Class 1 Circular (together with the relevant forms of proxy) in accordance with (as to both issuance and content) applicable law and regulation;

(B)	following the publication of the GSK Class 1 Circular and without prejudice to the other provisions of this clause 2.2 and clauses 2.3, 2.4 and 2.5, publish (or procure the publishing of) any supplementary circular to the GSK Class 1 Circular (or any other amended, supplemental or supplemented material, document, announcement or notice to, or following the publishing of, the GSK Class 1 Circular) as is required to be published by GSK in connection with the Transaction and/or the Put Option Agreement under and in accordance with the Listing Rules or other applicable law or regulation (and, for the avoidance of doubt, unless so required by the Listing Rules or other applicable law or regulation, GSK shall not, subject always to clause 2.12, seek to revise, alter, supplement or modify the GSK Class 1 Circular following its initial publication without Novartis’s written consent (such consent not to be unreasonably withheld or delayed)); and

(C)	fulfil (or procure the fulfilment of) the GSK Shareholder Approval Condition,

in each case, as soon as reasonably practicable having regard to the Key Objectives.

2.3	Subject to clause 2.12, GSK shall:

(A)	prior to the GSK Shareholder Meeting and subject to applicable law and regulation, keep Novartis informed, on a regular basis, of the number of proxy votes received in respect of the GSK Shareholder Resolution;

(B)	in accordance with applicable law and regulation and the GSK Articles of Association, (i) hold (subject to any adjournment (any such adjournment being subject to the provisions of clause 2.3(F)) such GSK Shareholder Meeting at the time and date specified in the GSK Class 1 Circular, and (ii) propose and hold a vote upon the GSK Shareholder Resolution (such resolution(s) to be voted on by way of a poll) on such date;

(C)	not amend the GSK Shareholder Resolution other than with the prior written consent of Novartis (not to be unreasonably withheld);

(D)	permit a reasonable number of Novartis’s advisers and representatives to attend the GSK Shareholder Meeting;

(E)	not propose any resolution that would result in the revocation or invalidity of the GSK Shareholder Resolution such that the Transaction cannot be implemented in accordance with its terms; and

(F)	not adjourn the GSK Shareholder Meeting (or the vote on the GSK Shareholder Resolution) from the time and date specified in the GSK Class 1 Circular without the prior written consent of Novartis (not to be unreasonably withheld or delayed) unless, in the view of the GSK Directors (acting in good faith): (i) such adjournment is required by applicable law or regulation, (ii) it is not reasonably practicable to seek such consent because the adjournment is on account of a force majeure event or an emergency adjournment; (iii) such adjournment is reasonably necessary for the proper conduct of, or proper consideration of any matter at, the GSK Shareholder Meeting; or (iii) the motion to adjourn is only moved at the GSK Shareholder Meeting by GSK Shareholders (other than the GSK Directors);

(G)	if the GSK Shareholder Meeting is adjourned to another day than that for which it was originally convened, procure that it shall be adjourned for as short a period as is reasonably practicable and permissible; and

(H)	shall not induce or encourage any shareholder to seek to adjourn the GSK Shareholder Meeting.

2.4	For the purposes of clause 2.2, the “Key Objectives” are the following:

(A)	that the GSK Class 1 Circular contains all information necessary for the GSK Shareholders to make a properly informed decision as to whether or not to pass the GSK Shareholder Resolution, taking account of all the constituent parts of the Transaction as well as the Put Option Agreement, the conditions to which each of them is subject, and the matters, circumstances or requirements relevant to any of them or to the satisfaction of such conditions;

(B)	that the process of fulfilling the GSK Shareholder Approval Condition, including, for the avoidance of doubt, the publication of the GSK Class 1 Circular, shall be conducted so as to minimise, to the greatest extent possible, the risk of a supplementary circular to the GSK Class 1 Circular (or any other amended, supplemental or supplemented material, document, announcement or notice to, or following the publishing of, the GSK Class 1 Circular) being required to be published by GSK under the Listing Rules or otherwise; and

(C)	that the process of satisfying the GSK Shareholder Approval Condition shall be conducted so as to avoid, to the greatest extent possible, any prospect of more than one resolution of the GSK Shareholders being required by virtue of Listing Rule 10.5.2 or otherwise in connection with the Transaction and the Put Option Agreement.

2.5	The Key Objectives shall be solely for the GSK Directors to assess and deliver, acting in good faith after consultation with outside counsel and the GSK Sponsor. As at the date of this Agreement, and subject to Novartis’s compliance with clause 2.8 and Schedule 2, GSK’s good faith expectation is that the Key Objectives are likely to be satisfied (and that it would therefore be in a position to publish or procure the publishing of the GSK Class 1 Circular) once either:

(A)	all matters, facts and circumstances that potentially materially affect (i) the Transaction, any or all of its constituent parts, the Put Option Agreement and/or any or all of the conditions to which any of the foregoing is subject, or (ii) the matters, circumstances or requirements relevant to the Transaction, any of its constituent parts, the Put Option Agreement and/or to the satisfaction of such conditions have, in each case, been finalised (including, without limitation, conditions relating to competition and anti-trust matters); or

(B)	to the extent that any such matters, facts and/or circumstances referred to in clause 2.5(A) have not been finalised, any remaining uncertainty in respect of them is not material, and such remaining uncertainty and the range of possible outcomes in relation to such matters, facts and/or circumstances are capable of full and fair disclosure in the GSK Class 1 Circular in a way that meets the Key Objectives, and, without prejudice to the generality of clauses 2.6 and 2.9, GSK shall keep Novartis informed and consult with Novartis in relation to its assessment of the matters specified in (A) and (B) above.

2.6	GSK shall keep Novartis informed on an on-going basis of anticipated timings in relation to the publishing of the GSK Class 1 Circular and of the satisfaction of the GSK Shareholder Approval Condition.

2.7	GSK shall take all reasonable steps as are required in connection with the preparation and approval by the UKLA of the GSK Class 1 Circular, with a view to having a near finalised draft of the GSK Class 1 Circular (subject to any such amendments as may be required to satisfy the Key Objectives and/or to reflect any updates, developments or changes in relation to the Transaction, any or all of its constituent parts, the Put Option Agreement or any other matter) as soon as reasonably practicable following the date of this Agreement. GSK’s current indicative timetable in connection with the preparation and approval by the UKLA of the GSK Class 1 Circular is set out in Schedule 1.

2.8	Novartis shall use reasonable endeavours to provide, either itself or through its Representatives, to GSK and/or its Representatives (having regard to the indicative timetable in connection with the preparation and approval by the UKLA of the GSK Class 1 Circular as set out in Schedule 1) all such information, documentation, co-operation and assistance as GSK and/or any other member of its Group and/or any of its and/or their Representatives may reasonably request in connection with:

(A)	the preparation, approval by the UKLA and/or publishing of the GSK Class 1 Circular;

(B)	the preparation, approval by the UKLA and/or publishing of any supplementary circular to the GSK Class 1 Circular (or any other amended, supplemental or supplemented material, document, announcement or notice to, or following the publication of, the GSK Class 1 Circular) required to be published by GSK in connection with the Transaction and/or the Put Option Agreement under and in accordance with the Listing Rules or otherwise;

(C)	any preparation, approval by the UKLA and/or publishing of any ancillary documents to those set out in clauses 2.8(A) and 2.8(B), including, for the avoidance of doubt, any form of proxy in connection with the GSK Shareholder Resolution;

(D)	the convening of the GSK Shareholder Meeting for the purposes of passing the GSK Shareholder Resolution; and

(E)	any other matter in connection with the satisfaction of the GSK Shareholder Approval Condition,

which information, documentation, co-operation and assistance shall include those matters set out in Schedule 2. Novartis further agrees that: (i) any information or documentation provided by it and/or any other member of its Group and/or any of its and/or their Representatives on its behalf pursuant to this clause 2.8 and/or Schedule 2 shall be prepared in good faith and shall not be misleading in any material respect at the time of supply; and (ii) prior to publication of the GSK Class 1 Circular it will (reasonably promptly upon request by GSK) confirm to GSK whether any information or documentation within (i) continues not to be misleading in any material respect.

2.9	GSK shall and/or shall procure that its relevant professional advisers shall:

(A)	prior to first submitting a draft of the GSK Class 1 Circular to the UKLA and prior to publishing the GSK Class 1 Circular:

(i)	give Novartis and its advisers a reasonable opportunity to review such GSK Class 1 Circular (or draft thereof); and

(ii)	give reasonable consideration (acting in good faith) to all comments proposed by Novartis and its advisers in relation to the same within the timeframe specified, acting reasonably, by GSK and/or its professional advisers; and

(B)	prior to publishing any supplementary circular to the GSK Class 1 Circular (and/or any other draft amended, supplemental and/or supplemented material, document, announcement and/or notice thereto or following the publication thereof), to the extent reasonably practicable:

(i)	give Novartis and its advisers a reasonable opportunity to review the same; and

(ii)	give reasonable consideration (acting in good faith) to all comments proposed by Novartis and its advisers in relation to the same within the timeframe specified, acting reasonably, by GSK and/or its professional advisers.

2.10

GSK shall provide Novartis and its advisers with any material written comments that GSK or its advisers may receive from time to time from the UKLA or its staff with respect to information contained in the GSK Class 1 Circular (or any ancillary or supplemental document thereto and/or any draft thereof) that (i) relates to or impacts upon the Transaction (or the timing thereof) or (ii) is information on or from Novartis and its Group. GSK shall promptly consult with Novartis and its advisers prior to responding to any such comments and shall provide Novartis with copies of all written responses to such comments (or if oral responses, reasonable summaries thereof). GSK and Novartis shall each use all reasonable endeavours to resolve, and each party agrees to consult and cooperate with the other party in resolving, all such comments as promptly as practicable after receipt thereof.

2.11	GSK confirms that its board of directors has by way of unanimous board resolution determined that this Agreement, the Transaction and the Put Option Agreement are in the best interests of GSK and the GSK Shareholders as a whole. Subject to clause 2.12, GSK shall procure that:

(A)	the GSK Transaction Announcement shall include a statement of the GSK Directors’ intention to unanimously recommend that the GSK Shareholders vote in favour of the GSK Shareholder Resolution at the GSK Shareholder Meeting when convened (the “GSK Recommendation”);

(B)	the GSK Directors shall give the GSK Recommendation in the GSK Class 1 Circular;

(C)	subject to clause 2.13, the GSK Directors shall not adversely change, withdraw or qualify the GSK Recommendation (or, prior to publication of the GSK Class 1 Circular, their intention to provide such recommendation); and

(D)	the GSK Class 1 Circular shall contain a statement that the GSK Directors intend, in respect of any personal shareholding in GSK that any such director may have at the time of the vote on the GSK Shareholder Resolution, to vote in accordance with the GSK Recommendation.

In the event that the GSK Directors shall at any time be minded to adversely change, withdraw or qualify the GSK Recommendation (or, prior to publication of the GSK Class 1 Circular, their intention to provide such recommendation), GSK shall promptly notify Novartis of the same and, in reasonable detail, of the facts, matters and circumstances underlying the same.

2.12	The obligations of GSK set out in clauses 2.2, 2.3 and 2.11(A) to 2.11(D) (inclusive) are subject to the fiduciary duties (and any other duty to provide advice or recommendation to the GSK Shareholders) from time to time of the GSK Directors (as determined in good faith by the GSK Directors after consultation with external counsel).

2.13	For the purposes of clause 2.11(C) and clause 5.1(A)(iii), the GSK Directors shall be deemed not to have adversely changed, withdrawn or qualified:

(A)	the GSK Recommendation if, following the publishing of the GSK Class 1 Circular, GSK is required to produce a supplementary circular thereto (and/or any other amended, supplemental and/or supplemented material, document, announcement and/or notice thereto or following the publishing thereof); or

(B)	their intention to provide the GSK Recommendation if, prior to publishing of the GSK Class 1 Circular, GSK is required to make or issue any further announcement, statement or notice in relation to the Transaction and/or the Put Option Agreement, provided that in any such supplementary circular (or such amended, supplemental or supplemented material, document, announcement or notice thereto or following the publishing thereof) or, as the case may be, announcement, statement or notice, the GSK Directors re-affirm the GSK Recommendation or, as the case may be, their intention to provide the GSK Recommendation, in any such case, based on the matters, facts and circumstances as set out in any public announcements, statements or notices that have been and/or are made or given or in any documents that have been and/or are published, in any such case, by GSK in connection with the Transaction and/or the Put Option Agreement.

3.	NOVARTIS BOARD RECOMMENDATION

3.1	The sale and purchase under each of the Target Asset Agreements and any sale and purchase under the Put Option Agreement shall be conditional upon Novartis not delivering, in accordance with this clause 3, an Novartis Board Certificate prior to the conclusion of the vote on the GSK Shareholder Resolution at the GSK Shareholder Meeting.

3.2	The Novartis Board has, at its board meeting on or around the date hereof, passed a unanimous resolution that the Transaction is in the best interests of Novartis and Novartis Shareholders as a whole (the “Novartis Approval”). Novartis shall procure that the Novartis Transaction Announcement shall include a statement of the Novartis Approval.

3.3	Subject to clause 3.5, the Novartis Board shall not adversely change, withdraw or qualify the Novartis Approval prior to the vote on the GSK Shareholder Resolution at the GSK Shareholder Meeting.

3.4	In the event that the Novartis Board shall at any time prior to the vote on the GSK Shareholder Resolution at the GSK Shareholder Meeting be minded to adversely change, withdraw or qualify the Novartis Approval, Novartis shall promptly notify GSK of the same and, in reasonable detail, of the facts, matters and circumstances underlying the same.

3.5	The Novartis Board shall be entitled to adversely change, withdraw or qualify the Novartis Approval in the event that the Novartis Board determines (acting in good faith after consultation with external counsel and having taken advice from an independent financial adviser) that, based on the notional assumptions that:

(A)	Novartis is incorporated in England;

(B)	Novartis is the subject of a premium listing in the United Kingdom under the Listing Rules;

(C)	Novartis is not the subject of a listing or registration in any other jurisdiction; and

(D)	the transactions specified in clause 3.1 above constitute a class 1 transaction for the purposes of the Listing Rules and, as such, require approval of Novartis Shareholders,

they would advise Novartis Shareholders to vote against a shareholder resolution approving the transactions specified in clause 3.1 above.

3.6	In the event that, in circumstances entitling them to do so under clause 3.5, the Novartis Board adversely changes, withdraws or qualifies the Novartis Approval at any time prior to the vote on the GSK Shareholder Resolution at the GSK Shareholder Meeting, Novartis may, by no later than the earlier of (i) the vote on the GSK Shareholder Resolution at the GSK Shareholder Meeting and (ii) the close of business on the first Business Day after such change, withdrawal or qualification, deliver a certificate to GSK in the form set out in Schedule 3 of the Agreement (the “Novartis Board Certificate”) and any such certificate shall:

(A)	be accompanied by the form of announcement to be made by Novartis under clause 3.7; and

(B)	include confirmation that the Novartis Board has received independent financial advice from a named adviser prior to reaching its conclusion.

3.7	In the event that Novartis delivers an Novartis Board Certificate pursuant to clause 3.6, it shall contemporaneously make an ad-hoc announcement (in accordance with applicable listing rules, regulatory requirements and Novartis’s own ad hoc publication practice) which includes:

(A)	a statement that the Novartis Board has concluded that the Transaction is no longer in the best interests of Novartis and Novartis Shareholders as a whole; and

(B)	a reasonable statement of the reasons for the change, withdrawal or qualification of the Novartis Approval (with the reasonableness of such statement being judged by reference to Novartis’s own ad hoc publication practice).

4.	EXCLUSIVITY

4.1	Each of GSK and Novartis agree that they shall not (and shall procure that no other member of its respective Group shall), between (i) the date of this Agreement, and (ii) Completion or, as the case may be, termination of the Target Asset Agreements (inclusive) (the “Exclusivity Period”):

(A)	enter into any agreement, form any understanding or arrangement, or enter into, participate in or continue any discussions or process with any third party:

(i)	to dispose of or otherwise transfer (whether in a single transaction or a series of transactions and whether by share and/or asset sale or otherwise) all of, a material part of, or material rights in respect of or referable to:

(a)	in the case of GSK, the assets being sold or contributed by GSK and/or members of its Group under the Oncology Target Asset Agreement and/or the CH Target Asset Agreement (the “GSK Exclusive Assets”); and

(b)	in the case of Novartis, the assets being sold or contributed by Novartis and/or members of its Group under the Vaccines Target Asset Agreement and/or the CH Target Assets Agreement (the “Novartis Exclusive Assets”); or

(ii)	in relation to a transaction which would or might reasonably be expected to adversely affect the prospect of satisfying the Consumer Competition Condition, the Oncology Competition Condition or the Vaccines Competition Condition (other than to an extent which is de minimis), any such actual or proposed disposal, transfer, acquisition or transaction being an “Alternative Transaction”;

(B)	supply or continue to supply any information or provide or continue to provide any due diligence facilities, materials or data room access relating to:

(i)	in the case of GSK, the GSK Exclusive Assets; and

(ii)	in the case of Novartis, the Novartis Exclusive Assets,

to any third party in connection with an Alternative Transaction;

(C)	solicit or encourage any proposals or offers from any third party in relation to an Alternative Transaction; or

(D)	initiate, or communicate to any third party the initiation of, any formal or informal sale process (whether by auction or otherwise) in relation to an Alternative Transaction,

in each case, without the consent of the other party, provided that the provisions of this clause 4.1 shall not apply to (i) any disposal transaction being proposed in order to assist the satisfaction of any competition or anti-trust condition to any Target Asset Agreement, or (ii) any other assets of GSK’s Group or Novartis’s Group that would otherwise be caught by the provisions of this clause 4.1 as may be agreed by GSK and Novartis.

4.2	The restrictions contained in clause 4.1 shall not prohibit any transaction that has a wider strategic rationale for the relevant party than the Transaction and the principal purpose of which:

(A)	in the case of GSK, is not the acquisition (whether direct or indirect) by a third party or third parties of all or a material part of the GSK Exclusive Assets (or a material interest therein or material rights referable thereto) or another transaction having the same or equivalent effect; or

(B)	in the case of Novartis, is not the acquisition (whether direct or indirect) by a third party or third parties of all or a material part of the Novartis Exclusive Assets (or a material interest therein or material rights referable thereto) or another transaction having the same or equivalent effect, and the provisions of clauses 4.3 and 4.4 shall not apply in relation thereto.

4.3	During the Exclusivity Period, each party shall notify the other party promptly (and, in any event, within two Business Days) in writing if it (and/or any other member of its respective Group and/or any of its and/or their respective Representatives) receives any proposal or offer from any third party in relation to an Alternative Transaction which is restricted under clause 4.1, such notification to include (to the extent not prohibited by applicable law or regulation, but provided that no party shall voluntarily assume any obligation of confidence in respect of the proposal or offer) the material terms of such Alternative Transaction, including, without limitation, details of the price, form of consideration, timetable, conditionality and the identity of all interested parties involved in such Alternative Transaction, to the extent the same are known.

4.4	Prior to responding to any proposal or offer from any third party as referred to in clause 4.3, the party that has received the proposal or offer shall discuss its response with the other party and, in any event, such response shall be limited to confirming the existence of the exclusivity and non-solicit measures set out in this Agreement (with such confirmation being in terms of the description in the GSK Transaction Announcement).

4.5	Each party warrants that any and all negotiations and supply or provision of information, due diligence facilities, materials and/or data room access between (i) it (and/or any other member of its respective Group and/or any of its and/or their respective Representatives), and (ii) any third party in connection with an Alternative Transaction which is restricted under clause 4.1 (or which would be so restricted but for clause 4.2) have been discontinued.

Dispute Resolution Mechanism

4.6	If during the Exclusivity Period, either party is uncertain as to the application of clause 4.1(A)(ii) and whether any proposed transaction or arrangement would constitute an Alternative Transaction (a “Possible Alternative Transaction”), such party (the “Notifying Party”) may notify the other party (the “Notified Party”) in writing that it wishes to convene a meeting of the parties’ respective Clean Team Members to discuss such Possible Alternative Transaction (a “Clean Team Notice”) and the parties shall procure that a meeting of the Clean Team Members is convened within 3 Business Days of the receipt of the Clean Team Notice by the Notified Party.

4.7	No later than 2 Business Days prior to the meeting convened pursuant to clause 4.6 (the “Clean Team Meeting”), the Notifying Party shall provide a written summary of the Possible Alternative Transaction to the other party’s Clean Team Members (or such Clean Team Members as are confirmed to be attending the relevant Clean Team Meeting), such notification to include the material terms of the Possible Alternative Transaction, including, without limitation, details of the price, form of consideration, timetable, conditionality and the identity of all interested parties involved in any such Possible Alternative Transaction, to the extent the same are known.

4.8	Each party shall procure that their respective Clean Team Members (or a minimum of at least two of their Clean Team Members) attend the Clean Team Meeting and use reasonable endeavours to resolve whether any notified Possible Alternative Transaction is a restricted Alternative Transaction for the purposes of clause 4.1(A)(ii) (acting reasonably and in good faith). Each party shall comply with and shall procure that their respective Clean Team Members comply with the confidentiality and conduct provisions set out in Part B of Schedule 4.

4.9	If the parties’ respective Clean Team Members agree that a Possible Alternative Transaction is or is not an Alternative Transaction, such determination shall be recorded in writing and signed by a Clean Team Member on behalf of each party. Such determination shall, in the absence of manifest error, fraud or breach of the Notifying Party’s disclosure obligations in clause 4.7), be final and binding on the parties and, without prejudice to any other rights which they may respectively have under this Agreement, the parties expressly waive, to the extent permitted by law, any rights of recourse they may otherwise have to challenge it.

4.10	If the parties’ respective Clean Team Members do not reach agreement at the Clean Team Meeting or within 10 Business Days thereof, any remaining dispute with respect to the application of clause 4.1(A)(ii) may be referred (on the application of either party) for determination by such independent law firm of international standing with extensive experience in the competition and merger control aspects of international transactions as the parties shall agree or, failing agreement, such firm as is appointed on application by either party by the President of the Law Society of England and Wales from time to time (the “Firm”). The Firm shall be requested to make its decision within 30 Business Days of confirmation and acknowledgement by the Firm of its appointment (or such later date as the parties and the Firm agree in writing). The following provisions shall apply once the Firm has been appointed:

(A)	the parties shall each prepare a written statement within 7 days of the Firm’s appointment on the matters in dispute which (together with the relevant supporting documents) shall be submitted to the Firm for determination and copied at the same time to the other;

(B)	following delivery of their respective submissions, the parties shall each have the opportunity to comment once only on the other’s submission by written comment delivered to the Firm not later than 7 days after receipt of the other’s submission and, thereafter, neither party shall be entitled to make further statements or submissions except insofar as the Firm so requests (in which case it shall, on each occasion, give the other party (unless otherwise directed) 5 days to respond to any statements or submission so made);

(C)	in giving its determination, the Firm shall state the reasons for its determination; and

(D)	the Firm shall act as an expert (and not as an arbitrator) in making its determination which shall, in the absence of manifest error or fraud, be final and binding on the parties and, without prejudice to any other rights which they may respectively have under this Agreement, the parties expressly waive, to the extent permitted by law, any rights of recourse they may otherwise have to challenge it.

4.11	The parties shall each be responsible for their own costs in connection with the review and agreement or determination of the Possible Alternative Transaction. The fees and expenses of the Firm shall be borne equally between the parties or in such other proportions as the Firm shall determine.

5.	BREAK FEES

Break fee payable by GSK to Novartis

5.1	Subject to clause 5.16 (and, where applicable, clauses 5.2, 5.3, 5.5 and 5.6), GSK shall pay to Novartis by way of compensation the GSK Break Fee if:

(A)	in relation to the GSK Shareholder Approval Condition any of the following occur:

(i)	as at 5 p.m. on the Longstop Date, no vote has been held on the GSK Shareholder Resolution at a GSK Shareholder Meeting (except where such vote is not able to held on the GSK Shareholder Resolution at a GSK Shareholder Meeting by 5pm on the Longstop Date because Novartis has failed to provide information, documentation, co-operation or assistance that it is required to provide under paragraph (A) or (B) of Schedule 2 or as otherwise may be required (in respect of Novartis) by reason of applicable law or regulation (or by any regulator) and such failure has caused GSK to be unable (despite its reasonable efforts to otherwise obtain or generate any required information or documentation) to obtain UKLA approval and post the GSK Shareholder Circular in time to enable such vote to take place prior to 5 p.m. on the Longstop Date;);

(ii)	with a vote having been held on the GSK Shareholder Resolution, such resolution is not passed by the GSK Shareholders at the GSK Shareholder Meeting (or any adjournment thereof); or

(iii)	subject to clause 2.13, the GSK Directors adversely change, withdraw or qualify the GSK Recommendation (or, prior to publication of the GSK Class 1 Circular, their intention to provide such recommendation) and the GSK Shareholder Resolution is not then passed by the GSK Shareholders at the GSK Shareholder Meeting (or any adjournment thereof) within eight weeks of any such change, withdrawal or qualification; or

(B)	in relation to the Vaccines Competition Condition:

(i)	the Vaccines Competition Condition has not been satisfied by the Longstop Date; and

(ii)	either:

(a)	the Vaccines Competition Condition would have been satisfied by the Longstop Date but for a Vaccines Antitrust Reason; or

(b)	GSK has not complied with its obligations under the Relevant Provisions and this Agreement, other than in any respect which is immaterial in its contribution to the non-satisfaction of the Vaccines Competition Condition; and

(iii)	Novartis has complied with its obligations under the Relevant Provisions and this Agreement, other than in any respect which is immaterial in its contribution to the non-satisfaction of the Vaccines Competition Condition; or

(C)	in relation to the Consumer Competition Condition:

(i)	the Consumer Competition Condition has not been satisfied by the Longstop Date; and

(ii)	the Consumer Competition Condition would have been satisfied by the Longstop Date but for a Consumer Antitrust Reason; and

(iii)	GSK has not complied with its obligations under the Relevant Provisions and this Agreement, other than in any respect which is immaterial in its contribution to the non-satisfaction of the Consumer Competition Condition; and

(iv)	Novartis has complied with its obligations under the Relevant Provisions and this Agreement, other than in any respect which is immaterial in its contribution to the non-satisfaction of the Consumer Competition Condition; or

(D)	in relation to the Vaccines Target Asset Agreement:

(i)	either GSK or Novartis has validly issued a notice to terminate the Vaccines Target Asset Agreement pursuant to clause 4.4.1(ii) thereof on the basis of a Vaccines Antitrust Judgment; and

(ii)	either:

(a)	that Vaccines Antitrust Judgment would not have been issued but for a Vaccines Antitrust Reason; or

(b)	GSK has not complied with its obligations under the Relevant Provisions and this Agreement, other than in any respect which is immaterial in its contribution to the issuance of the Vaccines Antitrust Judgment; and

(iii)	Novartis has complied with its obligations under the Relevant Provisions and this Agreement, other than in any respect which is immaterial in its contribution to issuance of the Vaccines Antitrust Judgment; or

(E)	in relation to the CH Target Asset Agreement:

(i)	either GSK or Novartis has validly issued a notice to terminate the CH Target Asset Agreement pursuant to clause 4.4.1(ii) thereof on the basis of a Consumer Antitrust Judgment; and

(ii)	that Consumer Antitrust Judgment would not have been issued but for a Consumer Antitrust Reason; and

(iii)	GSK has not complied with its obligations under the Relevant Provisions and this Agreement, other than in any respect which is immaterial in its contribution to the issuance of the Consumer Antitrust Judgment; and

(iv)	Novartis has complied with its obligations under the Relevant Provisions and this Agreement, other than in any respect which is immaterial in its contribution to the issuance of the Consumer Antitrust Judgment.

5.2	Subject to Clause 5.4, GSK shall not be required to pay the GSK Break Fee pursuant to clause 5.1(B) in circumstances where the Vaccines Competition Condition has not been satisfied by the Longstop Date:

(A)	because one or more Vaccines Competent Authorities requires a remedy that entails the approval of a specific third party purchaser prior to completion of GSK’s acquisition of Novartis’s vaccines-related assets; and

(B)	the actual or expected non-satisfaction of the Oncology Competition Condition or Consumer Competition Condition is a factor that materially contributes to no suitable third party purchaser being able and prepared to be put forward for approval by the relevant Vaccines Competent Authority.

5.3	Subject to Clause 5.4, GSK shall not be required to pay the GSK Break Fee pursuant to clause 5.1(B) in circumstances where the Vaccines Competition Condition has not been satisfied by the Longstop Date:

(A)	because one or more Vaccines Competent Authorities declines to issue a decision on the compatibility of GSK’s acquisition of Novartis’s vaccine-related assets with the relevant law; and

(B)	the actual or expected non-satisfaction of the Oncology Competition Condition or the Consumer Competition Condition is a factor that materially contributes to the relevant Vaccines Competent Authority declining to issue a decision.

5.4	Clause 5.2 and clause 5.3 shall not apply if GSK’s failure to comply with its obligations under the Relevant Provisions and this Agreement materially contributes to the actual or expected non-satisfaction of the Oncology Competition Condition or Consumer Competition Condition.

5.5	Subject to Clause 5.7, GSK shall not be required to pay the GSK Break Fee pursuant to clause 5.1(C) in circumstances where the Consumer Competition Condition has not been satisfied by the Longstop Date:

(A)	because one or more Consumer Competent Authorities requires a remedy that entails the approval of a specific third party purchaser prior to completion of the transactions envisaged in the CH Target Asset Agreement; and

(B)	the actual or expected non-satisfaction of the Oncology Competition Condition is a factor that materially contributes to no suitable third party purchaser being able and prepared to be put forward for approval by the relevant Consumer Competent Authority.

5.6	Subject to Clause 5.7, GSK shall not be required to pay the GSK Break Fee pursuant to clause 5.1(C) in circumstances where the Consumer Competition Condition has not been satisfied by the Longstop Date:

(A)	because one or more Consumer Competent Authorities declines to issue a decision on the compatibility of transactions envisaged in the CH Target Asset Agreement with the relevant law; and

(B)	the actual or expected non-satisfaction of the Oncology Competition Condition is a factor that materially contributes to the relevant Consumer Competent Authority declining to issue a decision.

5.7	Clause 5.5 and clause 5.6 shall not apply if GSK’s failure to comply with its obligations under the Relevant Provisions and this Agreement materially contributes to the actual or expected non-satisfaction of the Oncology Competition Condition.

Break fee payable by Novartis to GSK

5.8	Subject to clause 5.17 (and, where applicable, to clauses 5.9, 5.10, 5.12 and 5.13), Novartis shall pay to GSK by way of compensation the Novartis Break Fee if:

(A)	in relation to the Oncology Competition Condition:

(i)	the Oncology Competition Condition has not been satisfied by the Longstop Date; and

(ii)	either:

(a)	the Oncology Competition Condition would have been satisfied by the Longstop Date but for an Oncology Antitrust Reason; or

(b)	Novartis has not complied with its obligations under the Relevant Provisions and this Agreement, other than in any respect which is immaterial in its contribution to the non-satisfaction of the Oncology Competition Condition; and

(iii)	GSK has complied with its obligations under the Relevant Provisions and this Agreement, other than in any respect which is immaterial in its contribution to the non-satisfaction of the Oncology Competition Condition; or

(B)	in relation to the Consumer Competition Condition:

(i)	the Consumer Competition Condition has not been satisfied by the Longstop Date; and

(ii)	the Consumer Competition Condition would have been satisfied by the Longstop Date but for a Consumer Antitrust Reason; and

(iii)	Novartis has not complied with its obligations under the Relevant Provisions and this Agreement, other than in any respect which is immaterial in its contribution to the non-satisfaction of the Consumer Competition Condition; and

(iv)	GSK has complied with its obligations under the Relevant Provisions and this Agreement, other than in any respect which is immaterial in its contribution to the non-satisfaction of the Consumer Competition Condition; or

(C)	in relation to the Oncology Target Asset Agreement:

(i)	either GSK or Novartis has validly issued a notice to terminate the Oncology Target Asset Agreement pursuant to clause 4.4.1(ii) thereof on the basis of an Oncology Antitrust Judgment; and

(ii)	either:

(a)	that Oncology Antitrust Judgment would not have been issued but for an Oncology Antitrust Reason; or

(b)	Novartis has not complied with its obligations under the Relevant Provisions and this Agreement, other than in any respect which is immaterial in its contribution to the issuance of the Oncology Antitrust Judgment; and

(iii)	GSK has complied with its obligations under the Relevant Provisions and this Agreement, other than in any respect which is immaterial in its contribution to issuance of the Oncology Antitrust Judgment; or

(D)	in relation to the CH Target Asset Agreement:

(i)	either GSK or Novartis has validly issued a notice to terminate the CH Target Asset Agreement pursuant to clause 4.4.1(ii) thereof on the basis of a Consumer Antitrust Judgment; and

(ii)	that Consumer Antitrust Judgment would not have been issued but for a Consumer Antitrust Reason; and

(iii)	Novartis has not complied with its obligations under the Relevant Provisions and this Agreement, other than in any respect which is immaterial in its contribution to the non-satisfaction of the Consumer Competition Condition; and

(iv)	GSK has complied with its obligations under the Relevant Provisions and this Agreement, other than in any respect which is immaterial in its contribution to issuance of the Consumer Antitrust Judgment; or

(E)	an Novartis Board Certificate is delivered to GSK.

5.9	Subject to clause 5.11, Novartis shall not be required to pay the Novartis Break Fee pursuant to clause 5.8(A) in circumstances where the Oncology Competition Condition has not been satisfied by the Longstop Date:

(A)	because one or more Oncology Competent Authorities requires a remedy that entails the approval of a specific third party purchaser prior to completion of Novartis’s acquisition of GSK’s oncology-related assets; and

(B)	the actual or expected non-satisfaction of the Vaccines Competition Condition or Consumer Competition Condition is a factor that materially contributes to no suitable third party purchaser being able and prepared to be put forward for approval by the relevant Oncology Competent Authority.

5.10	Subject to clause 5.11, Novartis shall not be required to pay the Novartis Break Fee pursuant to clause 5.8(A) in circumstances where the Oncology Competition Condition has not been satisfied by the Longstop Date:

(A)	because one or more Oncology Competent Authorities declines to issue a decision on the compatibility of GSK’s acquisition of Novartis’s oncology-related assets with the relevant law; and

(B)	the actual or expected non-satisfaction of the Vaccines Competition Condition or Consumer Competition Condition is a factor that materially contributes to the relevant Oncology Competent Authority declining to issue a decision.

5.11	Clause 5.9 and clause 5.10 shall not apply if Novartis’s failure to comply with its obligations under the Relevant Provisions and this Agreement materially contributes to the actual or expected non-satisfaction of the Vaccines Competition Condition or the Consumer Competition Condition.

5.12	Subject to clause 5.14, Novartis shall not be required to pay the Novartis Break Fee pursuant to clause 5.8(B) in circumstances where the Consumer Competition Condition has not been satisfied by the Longstop Date:

(A)	because one or more Consumer Competent Authorities requires a remedy that entails the approval of a specific third party purchaser prior to completion of the transactions envisaged in the CH Target Asset Agreement; and

(B)	the actual or expected non-satisfaction of the Vaccines Competition Condition is a factor that materially contributes to no suitable third party purchaser being able and prepared to be put forward for approval by the relevant Consumer Competent Authority.

5.13	Subject to clause 5.14, Novartis shall not be required to pay the Novartis Break Fee pursuant to clause 5.8(B) in circumstances where the Consumer Competition Condition has not been satisfied by the Longstop Date:

(A)	because one or more Consumer Competent Authorities declines to issue a decision on the compatibility of transactions envisaged in the CH Target Asset Agreement with the relevant law; and

(B)	the actual or expected non-satisfaction of the Vaccines Competition Condition is a factor that materially contributes to the relevant Consumer Competent Authority declining to issue a decision.

5.14	Clause 5.12 and clause 5.13 shall not apply if Novartis’s failure to comply with its obligations under the Relevant Provisions and this Agreement materially contributes to the actual or expected non-satisfaction of the Vaccines Competition Condition.

Expert determination

5.15	In the event of any dispute between the parties as regards whether:

(A)	for the purposes of clause 5.1(B)(ii)(a), the Vaccines Competition Condition would have been satisfied by the Longstop Date but for a Vaccines Antitrust Reason;

(B)	for the purposes of clause 5.1(C)(ii), the Consumer Competition Condition would have been satisfied by the Longstop Date but for a Consumer Antitrust Reason;

(C)	for the purposes of clause 5.1(D)(ii)(a), a Vaccines Antitrust Judgment would not have been issued but for a Vaccines Antitrust Reason;

(D)	for the purposes of clause 5.1(E)(ii), a Consumer Antitrust Judgment would not have been issued but for a Consumer Antitrust Reason;

(E)	for the purposes of clause 5.3, one or more Vaccines Competent Authorities has declined to issue a decision on the compatibility of GSK’s acquisition of Novartis’s vaccine-related assets with the relevant law and, if so, whether the actual or expected non-satisfaction of the Oncology Competition Condition or the Consumer Competition Condition was a factor that materially contributed to the relevant Vaccines Competent Authority declining to issue a decision;

(F)	for the purposes of clause 5.6, one or more Consumer Competent Authorities has declined to issue a decision on the compatibility of transactions envisaged in the CH Target Asset Agreement with the relevant law and, if so, whether the actual or expected non-satisfaction of the Oncology Competition Condition was a factor that materially contributed to the relevant Consumer Competent Authority declining to issue a decision;

(G)	for the purposes of clause 5.8(A)(ii)(a), the Oncology Competition Condition would have been satisfied by the Longstop Date but for an Oncology Antitrust Reason;

(H)	for the purposes of clause 5.8(B)(ii), the Consumer Competition Condition would have been satisfied by the Longstop Date but for a Consumer Antitrust Reason;

(I)	for the purposes of clause 5.8(C)(ii)(a), an Oncology Antitrust Judgment would not have been issued but for an Oncology Antitrust Reason;

(J)	for the purposes of clause 5.8(D)(ii), a Consumer Antitrust Judgment would not have been issued but for a Consumer Antitrust Reason;

(K)	for the purposes of clause 5.10, one or more Oncology Competent Authorities has declined to issue a decision on the compatibility of Novartis’s acquisition of GSK’s vaccine-related assets with the relevant law and, if so, whether the actual or expected non-satisfaction of the Vaccines Competition Condition or the Consumer Competition Condition was a factor that materially contributed to the relevant Oncology Competent Authority declining to issue a decision; or

(L)	for the purposes of clause 5.13, one or more Consumer Competent Authorities has declined to issue a decision on the compatibility of transactions envisaged in the CH Target Asset Agreement with the relevant law and, if so, whether the actual or expected non-satisfaction of the Vaccines Competition Condition was a factor that materially contributed to the relevant Consumer Competent Authority declining to issue a decision, the matter shall be referred to an expert appointed in accordance with the procedure under clause 4.10 (the “Expert”). The Expert shall be requested to make its decision within 25 Business Days of confirmation and acknowledgement by the Expert of its appointment (or such later date as the parties and the Expert agree in writing). The following provisions shall apply once the Expert has been appointed:

(i)	the parties shall each prepare a written statement within 14 days of the Expert’s appointment on the matters in dispute which (together with the relevant supporting documents) shall be submitted to the Expert for determination and copied at the same time to the other;

(ii)	following delivery of their respective submissions, the parties shall each have the opportunity to comment once only on the other’s submission by written comment delivered to the Expert not later than 7 days after receipt of the other’s submission and, thereafter, neither party shall be entitled to make further statements or submissions except insofar as the Expert so requests (in which case it shall, on each occasion, give the other party (unless otherwise directed) 5 days to respond to any statements or submission so made);

(iii)	in giving its determination, the Expert shall state the reasons for its determination;

(iv)	the Expert shall act as an expert (and not as an arbitrator) in making its determination which shall, in the absence of manifest error or fraud, be final and binding on the parties and, without prejudice to any other rights which they may respectively have under this Agreement, the parties expressly waive, to the extent permitted by law, any rights of recourse they may otherwise have to challenge it; and

(v)	the parties shall each be responsible for their own costs in connection with the above Expert determination process. The fees and expenses of the Expert shall be borne equally between the parties or in such other proportions as the Expert shall determine.

Miscellaneous

5.16	For the avoidance of doubt, in no event or circumstance shall GSK be required to make a payment pursuant to:

(A)	more than one of clauses 5.1(A), (B), (C), (D) and (E) and, accordingly, subject to clause 5.16(B), the maximum amount payable by GSK pursuant to clause 5.1 shall not in any event exceed the GSK Break Fee; or

(B)	(i) clause 5.1(A), (B), (C), (D) or (E), and (ii) clause 5.21 and 5.22 (in each case, if applicable), which equals more than the maximum amount permitted under the Listing Rules.

5.17	For the avoidance of doubt, in no event or circumstance shall Novartis be required to make a payment pursuant to:

(A)	more than one of clauses 5.8(A), (B), (C), (D) and (E) and, accordingly, subject to clause 5.17(B), the maximum amount payable by Novartis pursuant to clause 5.8 shall not in any event exceed the Novartis Break Fee; or

(B)	(i) clause 5.8(A), (B), (C), (D) or (E) and (ii) clauses 5.21 and 5.22 (in each case, if applicable), which equals more than an amount equal to the limit set by clause 5.16(B) in respect of GSK.

5.18	In the event that both:

(A)	the GSK Break Fee; and

(B)	the Novartis Break Fee,

become payable pursuant to clause 5.1 and clause 5.8, respectively, the sums payable shall be set-off against one another, resulting in no payment being made by GSK to Novartis or vice versa.

5.19	In the event that only the GSK Break Fee or the Novartis Break Fee becomes payable, GSK shall pay the GSK Break Fee or Novartis shall pay the Novartis Break Fee (as the case may be) within five Business Days of the circumstances set out in clause 5.1 or clause 5.8, respectively, occurring.

5.20	Any payment to be made pursuant to clause 5.19 shall be made in immediately available funds (and without any deduction or withholding, save as required by law) to the bank account notified to the party paying the break fee (the “Payer”) by the party receiving the break fee (the “Payee”).

5.21	If any deduction or withholding is required by law to be made from any payment required to be made pursuant to clause 5.19 then the Payer shall be obliged to pay to the Payee such sum as will, after the deduction or withholding has been made, leave the Payee with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding. If the Payer thus makes an increased payment and the Payee, in respect of the Tax that gave rise to such increased payment, receives and utilises a loss, relief, allowance or credit in respect of any Tax or any deduction in computing its income, profits or gains for the purposes of any Tax, the Payee shall reimburse the Payer such amount as shall leave the Payee in the same position as the Payee would have been in had no such deduction or withholding been required to be made.

5.22	The parties anticipate that any payment to be made pursuant to clause 5.19 would not be treated as the consideration for a taxable supply for VAT purposes. If any Tax Authority determines that any such payment (the “Relevant Payment”) is the consideration for a taxable supply then the Relevant Payment shall be inclusive of any amounts in respect of VAT but shall be subject to adjustment on the following basis:

(A)	if the Payer (or the representative member of its VAT group) is liable to account for VAT under a reverse charge mechanism, to the extent that the Payer (or such representative member) is not entitled to recover such VAT from the relevant Tax Authority, the Relevant Payment shall be reduced such that the aggregate of the reduced payment and any irrecoverable VAT in respect thereof equals the original amount of the Relevant Payment; and

(B)	if the Payee (or the representative member of its VAT group) is liable to account for VAT, the Payee shall issue a valid VAT invoice to the Payer and the amount of the Relevant Payment (inclusive of amounts in respect of VAT) shall be increased by the amount which the Payer (or the representative member of its VAT group) is entitled to recover as input tax in respect thereof.

5.23	The parties agree that in the event that the GSK Break Fee becomes payable pursuant to clause 5.1, Novartis shall not have any other rights or remedies under, or in connection with, the Target Asset Agreements and the Put Option Agreement against GSK or any member of its Group (save in respect of any rights or provisions that are expressly preserved under any of the Target Asset Agreements or the Put Option Agreement).

5.24	The parties agree that in the event the Novartis Break Fee becomes payable pursuant to clause 5.8, GSK shall not have any other rights or remedies under, or in connection with the Target Asset Agreements against Novartis or any member of its Group (save in respect of any rights or provisions that are expressly preserved under any of the Target Asset Agreements or the Put Option Agreement).

6.	TERMINATION

6.1	This Agreement shall terminate:

(A)	if agreed in writing between the parties;

(B)	automatically if any Target Asset Agreement terminates or is terminated in accordance with its terms; or

(C)	automatically in the event that the GSK Break Fee and/or the Novartis Break Fee becomes payable under clause 5.1 or clause 5.8, respectively,

except for:

(i)	in all cases, clause 1 and clauses 9 to 24 (inclusive) and any rights and obligations that have accrued as a result of such termination or prior thereto;

(ii)	clauses 5.16 to 5.24 (inclusive) if this Agreement terminates in accordance with clause 6.1(C); and

(iii)	clause 5 in its entirety if this Agreement terminates at the Longstop Date in accordance with clause 6.1(B) in circumstances where the Vaccines Competition Condition, the Consumer Competition Condition and/or the Oncology Competition Condition is not satisfied as at the Longstop Date, which shall survive such termination.

6.2	Any termination of this Agreement pursuant to this clause 6 shall be without prejudice to any accrued rights, obligations and liabilities of any party under this Agreement prior to such termination.

7.	INITIAL BUSINESS PLAN

7.1	The parties agree that the initial business plan relating to the joint venture to be formed pursuant to the Shareholders’ Agreement shall be agreed by the parties prior to Completion and shall:

(A)	cover the period from the Completion Date up to and including 31 December 2017; and

(B)	include at least the items listed in Schedule 1 (Business Plan) of the Shareholders’ Agreement (on the basis provided therein).

Notwithstanding the foregoing, the parties agree that Novartis shall not have a veto right over any element of the initial business plan that would result in Novartis obtaining “control” of the joint venture for the purposes of the European Union Merger Regulation.

8.	STEERING COMMITTEE

8.1	Each of the parties shall appoint:

(A)	a project sponsor (the “Project Sponsor”) who shall be generally responsible for managing the overall performance of that party’s obligations under this Agreement and each of the Wider Transaction Documents; and

(B)	workstream leaders in respect of each of the regulatory, financial, commercial, distribution and clinical workstreams (each a “Workstream Lead”) who shall be generally responsible for coordinating performance of the relevant party’s obligations under this Agreement and the Wider Transaction Documents in respect of the relevant workstream, each Project Sponsor, and Workstream Lead, a “Steering Committee Representative”.

8.2	It is envisaged that the Project Sponsors and Workstream Leads shall meet once per week or fortnight (or as otherwise agreed between them) as a committee (the “Steering Committee”) in person, by telephone or teleconference to discuss progress towards Completion.

8.3	The Steering Committee shall be the primary forum through which the parties will work together to:

(A)	monitor the performance of each of the parties’ respective obligations under this Agreement and the Wider Transaction Documents;

(B)	plan for the separation and integration aspects of the Transaction; and

(C)	resolve disputes under this Agreement and the Wider Transaction Documents.

8.4	Either party may substitute or replace any of its Steering Committee Representatives by written notice to the other party with a person it considers to be of equivalent business seniority. Each party shall promptly notify the other of any temporary or permanent change to the contact details of any of its Steering Committee Representatives.

8.5	Both parties will use reasonable endeavours to manage all issues relating to this Agreement and the Wider Transaction Documents. Any dispute or difference which arises between the parties shall, if not first resolved within ten (10) Business Days by the relevant Workstream Leads, be referred to the Steering Committee for determination.

8.6	If the Steering Committee is unable to resolve the matter within ten (10) Business Days, the dispute is to be referred to a senior executive (to be notified after the date hereof) of the Novartis Group (on the one hand) and a senior executive (to be notified after the date hereof) of the GSK Group (on the other hand) for resolution, who shall act in good faith to seek to resolve the dispute.

9.	ANNOUNCEMENTS

9.1	Subject to clauses 9.2 and 9.3, no announcement (or other publication) concerning the Transaction and/or the Put Option Agreement shall be made by or on behalf of any party without the prior written consent of the other party.

9.2	Notwithstanding clause 9.1, any party may make an announcement concerning the Transaction and/or the Put Option Agreement if required by:

(A)	applicable law or regulation; or

(B)	any securities exchange or regulatory or governmental body or any Tax Authority to which that party is subject or submits, wherever situated, including (amongst other bodies) the Financial Conduct Authority, the London Stock Exchange plc, the Panel on Takeovers and Mergers, HMRC, the SIX Swiss Exchange, the Swiss Federal Tax Administration, the U.S. Securities and Exchange Commission or the New York Stock Exchange;

(C)	whether or not the requirement has the force of law.

Any announcement to be made pursuant to this clause 9.2 shall, to the extent reasonably practicable and legally permissible, be made only after notice to, and consultation with, the other party.

9.3	Following execution of this Agreement, GSK shall release the GSK Transaction Announcement and Novartis shall release the Novartis Transaction Announcement.

9.4	The restrictions contained in this clause 9 shall continue to apply without limit in time, unless otherwise agreed between the parties.

10.	CONFIDENTIALITY

10.1

Each party shall, and shall procure that any other member of their respective Groups shall, treat as confidential all information obtained as a result of the negotiations and/or discussions regarding the Transaction and/or the Put Option Agreement and/or the

entering into and/or performance of the Wider Transaction Documents and/or the Put Option Agreement and/or the Shareholders’ Agreement any agreements or documents thereunder, which relates to:

(A)	the provisions of the Wider Transaction Documents and/or the Put Option Agreement and/or the Shareholders’ Agreement;

(B)	the negotiations relating to the Wider Transaction Documents and/or the Put Option Agreement and/or the Shareholders’ Agreement;

(C)	the subject matter of the Wider Transaction Documents and/or the Put Option Agreement and/or the Shareholders’ Agreement; or

(D)	the termination of any of the Wider Transaction Documents (and, for the avoidance of doubt, including any statement of facts, matters or circumstances underlying any notification of a prospective change of the Novartis Approval or the GSK Recommendation that is provided by GSK or Novartis, as the case may be, under clause 3.4 or 2.11);

(E)	any other party or any member of its Group and its or their business, rights and/or assets,

provided that,

(i)	with effect from Completion:

(a)	the information relating to the business, affairs and operations within the scope of the transaction comprised in the Vaccines Target Asset Agreement shall be treated as confidential by Novartis and each other member of its Group and shall not be required to be kept confidential by GSK or any other member of its Group;

(b)	the information relating to the business, affairs and operations within the scope of the transaction comprised in the Oncology Target Asset Agreement shall be treated as confidential by GSK and each other member of its Group and shall not be required to be kept confidential by Novartis or any other member of its Group; and

(c)	the information relating to the business, affairs and operations within the scope of the transaction comprised in the contribution by Novartis under the CH Target Asset Agreement shall be treated as confidential by Novartis and each other member of its Group and shall not be required to be kept confidential by GSK or any other member of its Group (save as required under the provisions of the Shareholders’ Agreement); and

(ii)	with effect from Option Completion (if any), the information relating to the business, affairs and operations within the scope of any transaction under the Put Option Agreement shall be treated as confidential by Novartis and each other member of its Group and shall not be required to be kept confidential by GSK or any other member of its Group.

10.2	Notwithstanding the other provisions of this clause 10, a party may disclose any such confidential information:

(A)	if and to the extent required by applicable law or regulation (including, for the avoidance of doubt, the listing rules) or for the purpose of any judicial or arbitral proceedings to which it is a party;

(B)	if and to the extent required by any securities exchange or regulatory or governmental body to which that party (or a member of its group for any Tax purpose) is subject or submits, wherever situated, including (amongst other bodies) the Financial Conduct Authority, the London Stock Exchange plc, the Panel on Takeovers and Mergers, HMRC, the SIX Swiss Exchange, the Swiss Federal Tax Administration, the U.S. Securities and Exchange Commission or the New York Stock Exchange, whether or not the requirement for disclosure of such information has the force of law;

(C)	to a Tax Authority in connection with the disclosing party’s (or a member of its group’s Tax affairs);

(D)	to any member of its respective Group and its and any member of its respective Group’s Representatives, in each case, on a “need-to-know” basis and provided they have a duty (contractual or otherwise) to keep such information confidential;

(E)	to the extent the information is in or has come into the public domain through no fault of that party;

(F)	if and to the extent the other party has given prior written consent to the disclosure;

(G)	if and to the extent necessary to exercise its rights or perform its obligations under the Target Asset Agreements and/or the Put Option Agreement; or

(H)	if and to the extent required in connection with any regulatory consent or clearance process.

Any information to be disclosed pursuant to clause 10.2(A), clause 10.2(B) or clause 10.2(c) shall, to the extent reasonably practicable and legally permissible, be disclosed only after notice to and consultation with the other party.

10.3	The restrictions contained in this clause 10 shall continue to apply to each party without limit in time, unless otherwise agreed between the parties.

10.4	The parties agree that the confidentiality agreement dated 29 November 2013 between them shall be terminated with effect from the date of this Agreement, without any prejudice to any accrued rights and obligations under such confidentiality agreement prior to such termination.

11.	REMEDIES AND WAIVERS

11.1	No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall:

(A)	affect that right, power or remedy; or

(B)	operate as a waiver or variation of it.

11.2	The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

11.3	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

11.4	Notwithstanding any express remedies provided under this agreement and without prejudice to any other right or remedy which any party may have, the parties acknowledge and agree that damages alone may not be an adequate remedy for any breach of this Agreement. Accordingly, the parties may be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of this Agreement. Furthermore, each party acknowledges and agrees that it will not raise any objection to the application by or on behalf of the other party or any other member of its respective Group for any such remedies.

12.	ASSIGNMENT

No party shall without the prior written consent of the other:

(A)	assign, or purport to assign, all or any part of the benefit of, or its rights or benefits under, this Agreement (together with any causes of action arising in connection with any of them);

(B)	unless otherwise expressly set out in this Agreement, make a declaration of trust in respect of or enter into any arrangement whereby it agrees to hold in trust for any other person all or any part of the benefit of, or its rights or benefits under, this Agreement;

(C)	sub-contract or enter into any arrangement whereby another person is to perform any or all of its obligations under this Agreement;

(D)	transfer, charge or otherwise deal with any of its rights or obligations under this Agreement; or

(E)	grant, declare, create or dispose of any right or interest in it, in whole or in part,

and any purported assignment in contravention of this clause 12 shall be void.

13.	VARIATION

13.1	No variation of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of all the parties to it.

13.2	If this Agreement is varied:

(A)	the variation shall not constitute a general waiver of any provisions of this Agreement;

(B)	the variation shall not affect any rights, obligations or liabilities under this Agreement that have already accrued up to the date of variation; and

(C)	the rights and obligations of the parties under this Agreement shall remain in full force and effect, except as, and only to the extent that, they are so varied.

14.	FURTHER ASSURANCE

14.1	Each party shall at its own cost, from time to time on request of the other party, now or at any time in the future, do or procure the doing of all acts and/or execute or procure the execution of all documents in a form satisfactory to such other party which such other party may reasonably consider necessary for giving full effect to this Agreement and securing to such other party the full benefit of the rights, powers and remedies conferred upon such other party under this Agreement.

14.2	Without prejudice to the generality of clause 14.1, each party agrees that it and the members of its Group shall use all reasonable endeavours to finalise full-form documentation in respect of the various term-sheets and other short-form arrangements referenced in the Wider Transaction Documents, the Put Option Agreement, the Shareholders’ Agreement and documents thereunder (including, in the case of the Shareholders’ Agreement, the principles governing the Shareholder Loan terms). In the event that full-form documentation is not finalised, the parties agree that the terms of the relevant term-sheet or other short-form arrangement or specified principles shall operate as and constitute binding agreements for the provision of the relevant service or the relevant matter.

14.3	Each of the parties shall use reasonable endeavours to procure that their respective external auditors cooperate prior to Completion to agree the necessary processes and reporting procedures in relation to CHJV, its subsidiaries and subsidiary undertakings (the “CHJV Group”) that are required to ensure that Novartis’s external auditors are able to meet their obligations in relation to the US Securities and Exchange Commission and Public Company Accounting Oversight Board auditing requirements. The parties shall procure, to the extent they are legally able, that CHJV takes reasonable steps from Completion to implement such agreed processes and reporting procedures and to provide Novartis’s external auditors with reasonable access to CHJV’s external auditors as is required to enable Novartis to finalise its annual reporting procedures.

14.4	Each of the parties shall use reasonable endeavours to procure that their respective external auditors cooperate (acting reasonably) prior to Completion to agree the necessary processes and procedures that are required to be undertaken by each of them in relation to the CHJV Group and the preparation of the information set out in Schedule 2 and other further information and comfort letters required in relation to the preparation of the GSK Class 1 Circular, in each case having regard to the indicative timetable in Schedule 1.

15.	WARRANTIES AND ENTIRE AGREEMENT

15.1	GSK and Novartis each warrant to the other that:

(A)	it is validly existing and is a company duly incorporated and registered under the law of its jurisdiction of incorporation;

(B)	it has the legal right and full power and authority to enter into and perform this Agreement which will constitute valid and binding obligations on it in accordance with its terms;

(C)	except as referred to in this Agreement or any Target Asset Agreement, it

(i)	is not required to make any announcement, consultation, notice, report or filing; and

(ii)	does not require any consent, approval, registration, authorisation or permit,

in each case in connection with the performance of this Agreement.

15.2	The parties agree that:

(A)	this Agreement, the Wider Transaction Documents and the Put Option Agreement, respectively, constitute the whole and only agreement between the parties relating to the respective subject matter of such agreements or documents;

(B)	each party acknowledges that in entering into this Agreement, the Wider Transaction Documents and/or the Put Option Agreement and/or any other agreement or document thereunder it is not relying upon any pre contractual statement which is not set out in such agreements or documents.

(C)	except in the case of fraud or fraudulent misrepresentation, each party acknowledges that in entering this Agreement, the Target Asset Agreements and the Put Option Agreement, it is not relying on any pre-contractual statement which is not set out in this Agreement, the Target Asset Agreements and the Put Option Agreement;

(D)	except in the case of fraud or fraudulent misrepresentation, no party shall have a right of action against any other party arising out of, or in connection with, any pre-contractual statement which is not set out in this Agreement, the Target Asset Agreements and the Put Option Agreement; and

(E)	this Agreement, the Target Asset Agreements and the Put Option Agreement may only be varied in writing signed by each of the parties.

15.3	For the purposes of this clause 15, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement, the relevant Target Asset Agreement or the Put Option Agreement (as the case may be) made or given by any person at any time prior to the date of this Agreement, the relevant Target Asset Agreement or the Put Option Agreement (as the case may be).

15.4	Notwithstanding any provision of this Agreement, the only conditions precedent to completion of each of the Target Asset Agreements shall be those set out in the relevant clause of each such agreement as well as the matters specified in clauses 2.1 and 3.1 of this Agreement.

16.	NOTICES

16.1	A notice under this Agreement shall only be effective if it is in writing. E-mail is permitted.

16.2	Notices under this Agreement shall be sent to a party at its address and for the attention of the individual set out below:

Party and title of individual	Address	E-mail address

GSK	As stated above	As shall be notified

For the attention of: Company Secretary

Novartis	As stated above	As shall be notified

For the attention of: Corporate Secretary

provided that a party may change its notice details on giving notice to the other party of the change in accordance with this clause 16.2. That notice shall only be effective on the day falling five clear Business Days after the notification has been received or such later date as may be specified in the notice.

16.3	Any notice given under this Agreement shall be deemed to have been duly given as follows:

(A)	if delivered personally, on delivery;

(B)	if sent by first class inland post, two clear Business Days after the date of posting;

(C)	if sent by airmail, six clear Business Days after the date of posting; and

(D)	if sent by e-mail, when despatched.

16.4	Any notice given under this agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

16.5	No notice given under this agreement may be withdrawn or revoked except with the agreement of the other parties.

16.6	The provisions of this clause 16 shall not apply in relation to the service of Service Documents.

17.	COSTS AND EXPENSES

Without prejudice to clause 5, each party shall bear their own costs and expenses in connection with the Transaction, this Agreement, the Target Asset Agreements, and the Put Option Agreement, including, for the avoidance of doubt and without limitation, the negotiation, entering into and completion of this Agreement, the Target Asset Agreements and the Put Option Agreement.

18.	INVALIDITY

If at any time any provision (or part of any provision) of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other (or the remainder of a) provision of this Agreement; or

(B)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

19.	COUNTERPARTS

19.1	This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

19.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

20.	THIRD PARTY RIGHTS

20.1	Certain provisions of this Agreement (such provisions, the “Third Party Rights Provisions”) confer a benefit on certain persons named therein who are not a party to this

Agreement (each, a “Third Party Beneficiary”) and, subject to the remaining provisions of this clause 20, are intended to be enforceable by the Third Party Beneficiary by virtue of the Contracts (Rights of Third Parties) Act 1999.

20.2	The parties do not intend that any term of this Agreement, save for the Third Party Rights Provisions, should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

20.3	Notwithstanding the provisions of clause 20.1, this Agreement may be terminated or varied in any way and at any time by the agreement of the parties to this Agreement without the consent of any Third Party Beneficiary.

21.	GOVERNING LAW

This Agreement is to be governed by, and construed in accordance with, English law. Any matter, claim or dispute arising out of, or in connection with, this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

22.	JURISDICTION

22.1	The courts of England are to have exclusive jurisdiction to settle any dispute, whether contractual or non-contractual, arising out of, or in connection with, this Agreement. Any Proceedings shall be brought in the English courts.

22.2	Each party waives (and agrees not to raise) any objection, on the grounds of forum non conveniens or on any other ground, to the taking of Proceedings in the English courts. Each party also agrees that a judgment against it in Proceedings brought in England shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

22.3	Each party irrevocably submits and agrees to submit to the exclusive jurisdiction of the English courts.

23.	LANGUAGE

23.1	Each notice or other communication under, or in connection with, this Agreement shall be:

(A)	in English; or

(B)	if not in English, accompanied by an English translation made by a translator, and certified by an officer of the party giving the notice to be accurate.

23.2	The receiving party/agent shall be entitled to assume the accuracy of, and rely upon any English translation of, any document provided pursuant to clause 23.1(B).

24.	AGENT FOR SERVICE

24.1	Novartis irrevocably appoints Linklaters LLP of One Silk Street, London EC2Y 8HQ to be its agent for the receipt of Service Documents. It agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the UK Civil Procedure Rules.

24.2	If the agent at any time ceases for any reason to act as such, Novartis shall appoint a replacement agent having an address for service in England or Wales and shall notify GSK of the name and address of the replacement agent. Failing such appointment and notification, GSK shall be entitled by notice to Novartis to appoint a replacement agent to act on behalf of Novartis. The provisions of this clause 24 applying to service on an agent apply equally to service on a replacement agent.

24.3	A copy of any Service Document served on an agent shall be sent by post to Novartis. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

SCHEDULE 1

INDICATIVE TIMETABLE: GSK CLASS 1 CIRCULAR

SCHEDULE 2

GSK SHAREHOLDER APPROVAL CONDITION: NOVARTIS INFORMATION AND ASSISTANCE

The information, documentation and assistance referred to in clause 2.8 shall include:

(A)	the provision of information about Novartis and/or any other member of its Group reasonably required or necessary to be included in any public documents, announcements, statements and/or notices to be produced by GSK in connection with the GSK Shareholder Approval Condition under the Listing Rules or otherwise (including, for the avoidance of doubt, the GSK Class 1 Circular and/or any supplementary circular thereto (and/or any other amended, supplemental or supplemented material, document, announcement or notice thereto or following the publication thereof));

(B)	without prejudice to the generality of paragraph (A) above, the provision of the necessary information, documentation, co-operation and assistance in connection with the following requirements of the GSK Class 1 Circular, whether pursuant to the Listing Rules or otherwise:

(i)	the following historical financial information in respect of each of (i) the business/operations to be sold under the Vaccines Target Asset Agreement, (ii) the business/operations to be contributed to CHJV under the CH Target Asset Agreement, and (iii) each of the various possible packages of assets which may be the subject of a sale under the Put Option Agreement (the “Novartis Businesses”) for the last three financial years:

(a)	balance sheet and explanatory notes;

(b)	income statement and explanatory notes;

(c)	cash flow statement and explanatory notes;

(d)	statement showing changes in equity, other than those arising from capital transactions with owners and distributions to owners;

(e)	accounting policies; and

(f)	any additional explanatory notes,

in each case, presented on a basis that is consistent with the accounting policies and practices used by GSK in its last published annual consolidated accounts as at the date of the GSK Class 1 Circular (or, if not so presented, then accompanied by all such information as is reasonably required by GSK for the purpose of converting such historic financial information to such basis of presentation);

(ii)	an opinion from an independent accountant confirming (on customary terms) that the financial information referred to in paragraph (B)(i) above:

(a)	is presented in a form that is consistent with the accounting policies and practices used by GSK in its last published annual consolidation accounts as at the date of the GSK Class 1 Circular (or, if not so presented, then accompanied by all such information as is reasonably required by GSK for the purpose of converting such historic financial information to such basis of presentation); and

(b)	gives a true and fair view of the financial position of each of the Novartis Businesses.

Instead of requiring such opinion from Novartis’s accountant, GSK may procure that such opinion is instead provided by its accountant, and, in the event it does so, Novartis shall procure that its accountant provides to GSK’s accountant customary back-to-back comfort (in the form of comfort letters) in respect of the same;

(iii)	confirmation that Novartis has not made any acquisitions during or subsequent to the three year period referred to in paragraph (B)(i) above which would trigger the requirement under the Listing Rules to include additional financial information in the GSK Class 1 Circular such that the financial information provided represents at least 75 per cent. of each of the Novartis Businesses;

(iv)	in relation to the Novartis Businesses, the provision of information and assistance to the extent reasonably requested by GSK in respect of the requirement to include in the GSK Class 1 Circular a statement of the effect of the Transaction on the earnings, assets and liabilities of GSK’s Group, which may be presented as a pro forma statement(s) and/or by way of narrative description(s);

(v)	in relation to the Novartis Businesses, the provision of information and assistance to the extent reasonably requested by GSK in connection with the preparation of the working capital statement required to be included in the GSK Class 1 Circular;

(vi)	a confirmation from Novartis’s accountant (on customary terms) that there has been no significant change in the financial or trading position of any of the Novartis Businesses since the end of the last financial period when audited or interim financial information was published;

(vii)	in relation to the Novartis Businesses, the provision of information and assistance to the extent reasonably requested by GSK in relation to the following matters that are required to be included in the GSK Class 1 Circular:

(a)	the material risks to the Transaction;

(b)	the material new risks to GSK’s Group as a result of the Transaction;

(c)	any existing risk factors affecting GSK’s Group that will be impacted by the Transaction;

(d)	the most significant recent trends in production, sales and inventory, costs and selling prices affecting GSK (assuming the Transaction has taken place);

(e)	information on any known trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on GSK’s prospects for the financial year in which the GSK Class 1 Circular is published (assuming the Transaction has taken place);

(viii)	the provision of information and assistance to the extent reasonably requested by GSK in relation to any estimated synergies or other quantified estimated financial benefits expected to arise from the Transaction that are to be included in the GSK Class 1 Circular, to the extent the information is required to be included in the GSK Class 1 Circular in respect of the same under the Listing Rules;

(ix)	a summary of the material contracts relating to the Novartis Businesses that the GSK Shareholders would reasonably require for the purposes of making a properly informed assessment of the Transaction (as determined by Novartis, acting reasonably); and

(x)	a summary of any Significant Litigation relating to the Novartis Businesses (and for these purposes, “Significant Litigation” means any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which Novartis is aware) which may have, or have had, significant effects on the financial position or profitability of the GSK Group or the relevant Novartis Businesses (as determined by Novartis, acting reasonably));

(C)	in relation to Novartis and the Novartis Businesses, the verification in accordance with the requirements of clause 2.8 of any public documents or parts thereof produced by GSK in connection with the GSK Shareholder Approval Condition under the Listing Rules or otherwise (including, for the avoidance of doubt, the GSK Class 1 Circular and any supplementary circular thereto (and/or any other amended, supplemental or supplemented material, document, announcement or notice thereto or following publication thereof));

(D)	upon reasonable request by GSK, assisting GSK and its Representatives in the making of any submissions, applications and/or notifications to, providing information to and/or engaging in discussions, negotiations and/or any other communication with, the FCA (including, for the avoidance of doubt, the UKLA) in connection with the GSK Shareholder Approval Condition; and

(E)	taking reasonable steps to provide access to, and to procure that information, documentation, co-operation and assistance is provided by, Novartis’s professional advisers (including, for the avoidance of doubt, Novartis’s accountants) in connection with the GSK Shareholder Approval Condition, including reasonable co-operation and assistance for the purposes of and in connection with:

(i)	the provision of customary comfort letters (addressed to GSK and/or and of its respective Representatives) in relation to the GSK Class 1 Circular and/or any supplementary circular thereto (and/or any other amended, supplemental or supplemented material, document, announcement or notice thereto or following the publishing thereof); and

(ii)	the preparation and approval by the UKLA of the GSK Class 1 Circular and/or any supplementary circular thereto (and/or any other amended, supplemental or supplemented material, document, announcement or notice thereto or following the publishing thereof).

For the avoidance of doubt, nothing in this Schedule 2 shall impose a higher standard in relation to the provision of information, co-operation or assistance than the provisions of clause 2.8.

SCHEDULE 3

FORM OF NOVARTIS BOARD CERTIFICATE

To:	GlaxoSmithKline plc

[ADDRESS]

FAO: The Board

[DATE]

Dear Sirs

Novartis Board Certificate - Implementation agreement in relation to Project Constellation dated 22 April 2014 (the “Implementation Agreement”)

Capitalised terms used but not defined in this certificate have the meaning set forth in the Implementation Agreement.

In accordance with clause 3.6 of the Implementation Agreement, we hereby notify you that the Novartis Board has concluded that the Transaction and the Put Option Agreement are no longer in the best interests of Novartis and Novartis Shareholders as a whole. The Novartis Board received independent financial advice from [name adviser] prior to the Board reaching such conclusion.

Yours faithfully

[—] (Corporate Secretary)

On behalf of the Directors of Novartis AG

SCHEDULE 4

CLEAN TEAM

Part A: Clean Team Members

	Name	Function

GSK:	To be notified as provided below

Novartis:	To be notified as provided below

Part B: Clean Team Confidentiality Provisions

1.	Each of the parties recognises that the other party may provide it with access to certain potentially competitively sensitive information pursuant to clause 4.7 of this Agreement. Access to this information will be limited to certain employees of the parties, external counsel and external advisors hired by the parties in connection with the Transaction listed in Part A of this Schedule 4 (the “Clean Team Members”). Each of GSK and Novartis can add or remove Clean Team Members by written notice to the other party provided that any additional Clean Team Members satisfy the criterion in paragraph 4 below.

2.	The purpose of the Clean Team Members is to analyse information provided to them pursuant to clause 4.7 of the Agreement solely for the purpose of making the determination required pursuant to clause 4.8 (the “Permitted Purpose”). The Permitted Purpose will be undertaken in a manner that is fully consistent with and in compliance with all applicable competition and other laws and regulations.

3.	Any information provided by a party for the Permitted Purpose that is competitively sensitive will be designated “Clean Team Only Information” and the permitted disclosure, sharing or use of such Clean Team Only Information is limited to that prescribed in this Agreement.

4.	Clean Team Members shall not be involved in any day-to-day commercial role (including any role with day-to-day responsibility for determining pricing or commercial strategy) with respect to any product areas in which the parties compete for such time as is reasonably necessary to ensure that any Clean Team Only Information could not be used with anticompetitive object or effect, and in any event for a period of no less than twelve months from Completion.

5.	The parties shall limit disclosure and access to Clean Team Only Information to Clean Team Members and Clean Team Members shall use the Clean Team Only Information only for the Permitted Purpose.

6.	The parties shall procure that all Clean Team Members who are permitted access to Clean Team Only Information shall be advised that such information may be competitively sensitive, may contain business secrets confidential to either party and is provided on the terms set out in this Agreement.

7.	Clean Team Members will preserve the confidential nature of Clean Team Only Information. The parties shall not disclose, reproduce or distribute any of the Clean Team Only Information in whole or in part, directly or indirectly, (or permit any of the foregoing) to any third party which is not a Clean Team Member, unless required to do so by law, applicable regulation, any stock exchange or competent governmental or regulatory authority or a valid and effective order or other document issued by any court of competent jurisdiction. If a party is obliged to disclose Clean Team Only Information to any third party pursuant to this paragraph 7, it shall, to the extent permitted by law:

(a)	consult with the other party as to possible steps to avoid or limit disclosure and take any such steps which would not result in significant adverse consequences to the other party;

(b)	take all reasonable steps to agree the contents of the disclosure with the other party prior to making the disclosure;

(c)	use its reasonable endeavours to gain assurances as to confidentiality from the body to whom the information is to be disclosed;

(d)	co-operate with the other party if it wishes to issue legal or other proceedings to challenge the validity of the requirement to disclose such Clean Team Only Information;

(e)	disclose only the minimum amount of information necessary in order to satisfy such requirement as advised by legal counsel and exercise reasonable effort to obtain reliable assurance that confidential treatment will be accorded to the Clean Team Only Information disclosed; and

(f)	keep the other party promptly informed of the full circumstances of any such disclosure and all related matters and developments.

8. Clean Team Only Information shall not include information which: (i) is in the public domain prior to its disclosure; (ii) is lawfully in the other party’s possession prior to disclosure; (iii) becomes available in the public domain by virtue of publication or otherwise, unless this is the result of an unauthorised act or omission by or on behalf of the other party; (iv) is independently developed by an employee or other agent of the other party; or (v) is otherwise not competitively sensitive.

IN WITNESS whereof, the parties have entered into this Agreement the day and year first before written

For and on behalf of GLAXOSMITHKLINE PLC

NOVARTIS AG

Name:	Name
Function: Attorney-in-Fact	Function: Attorney-in-Fact